AMENDMENT TO UNDERWRITING AGREEMENT

THIS AMENDMENT (“Amendment”) to the Underwriting Agreement (“Agreement”) dated as of April 1, 2012 by and between Mercer Funds, a Delaware statutory trust (the “Trust”) and  MGI Funds Distributors, LLC. a Delaware Limited Liability Company, (the “Underwriter”), is made effective as of the 14th day of August 2013.

RECITALS

WHEREAS, the Board of Trustees of the Trust have approved the creation of a new series of the Trust, the Mercer Opportunistic Fixed Income Fund (the “Opportunistic Fund” and together with the Series, the “Portfolios”); and

WHEREAS, the Agreement provides that the parties may mutually agree to supplement or amend any provision of the Agreement;

WHEREAS, Mercer wishes to retain the Underwriter to serve as distributor for the Opportunistic Fund and to provide for the sale and distribution of the Shares of the Opportunistic Fund, and the Underwriter wishes to furnish such services.

AGREEMENT

NOW THEREFORE, in consideration of the promises and mutual agreements set forth herein, the parties hereby agree to amend the Agreement, as follows:

1.
The Trust hereby appoints the Underwriter to serve as the distributor of the Shares of the Portfolios identified on Exhibit A in accordance with the terms set forth in the Agreement. The Underwriter accepts such appointment and agrees to furnish such services. The Underwriter agrees not to engage in any business activity other than as the principal underwriter for the Trust, unless the Trust has otherwise agreed in writing to such activity. Nothing herein shall be intended to prevent the Underwriter's affiliated persons (as defined in the Investment Company Act of 1940, as amended) from engaging in other business activities.

2.	Mercer and Underwriter acknowledge that all of its representations and warranties contained in the Agreement are true and correct as of the date hereof.

3.	Exhibit A of the Agreement, is hereby deleted in its entirety and replaced with Exhibit A to this Amendment.

4.	All other terms and provisions of the Agreement shall remain in full force and effect, except as modified hereby.

Mercer Investment Management, Inc.	MGI Funds Distributors, LLC.

By: /s/ Rich Joseph Name: Rich Joseph Title: Chief Operating Officer	By: /s/ Mark Fairbanks Name: Mark Fairbanks Title: President

EXHIBIT A

THIS EXHIBIT A, dated as of August 14, 2013 is Exhibit A to that certain Underwriting Agreement dated as of April 1, 2012 between MGI Funds Distributors, LLC and Mercer Funds.

PORTFOLIOS

Mercer US Large Cap Growth Equity Fund
Mercer US Large Cap Value Equity Fund
Mercer US Small/Mid Cap Growth Equity Fund
Mercer US Small/Mid Cap Value Equity Fund
Mercer Non-US Core Equity Fund
Mercer Emerging Markets Equity Fund
Mercer Global Low Volatility Equity Fund
Mercer Core Fixed Income Fund
Mercer Opportunistic Fixed Income Fund
Mercer US Short Maturity Fixed Income Fund